                                                                    EXHIBIT 12.1

                             FIRST INDUSTRIAL, L.P.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                2002           2001           2000
                                                            ------------    ----------    -----------
Income from Continuing Operations Before
Gain on Sale of Real Estate..............................   $     78,863    $   94,890    $    95,811

Plus:  Interest  Expense and Amortization
of Deferred Financing Costs..............................         89,297        80,583         82,568
                                                            ------------    ----------    -----------

Earnings Before Fixed Charges............................   $    168,160    $  175,473    $   178,379
                                                            ============    ==========    ===========

Fixed Charges and Preferred Unit Distributions...........   $     97,089    $   90,533    $    87,771
                                                            ============    ==========    ===========
Ratio of Earnings to Fixed Charges and Preferred Unit
Distributions (a)........................................          1.73x         1.94x          2.03x
                                                            ============    ==========    ===========
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(a)      For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from continuing operations before gain on sale of real estate. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred financing costs.